EXHIBIT 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPNDENT CONTRACTOR AGREEMENT (this “Agreement”) is made and entered into by and between Kaival Brands Innovations Group, Inc. (the “Company”) located at 4460 Old Dixie Highway, Grant-Valkaria, Florida 32949, and Mr. Mark Thoenes (“Consultant”) (each a “Party” and collectively the “Parties”) on this 30th day of October 2024 (“Signing Date”).

WHEREAS, the Consultant was appointed to provide services in the position of interim Chief Executive Officer of the Company on September 12, 2024 (“Effective Date”) and the Company wishes to memorialize the terms of such engagement of Consultant as an independent consultant, working in the capacity of the interim Chief Executive Officer on a contractual basis; and

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.       Term of Consultancy. Consultant’s engagement is at will, meaning that either party may terminate the engagement at any time for any reason or no reason. Nothing in this Agreement is intended to create a promise or representation of continued engagement or employment for a fixed period of time. The engagement shall be for the period of time between the Effective Date and the termination of the Consultant’s engagement as provided in Section 5 (such period of time, the “Term.”) The Term may be extended if determined to be necessary by the Board of Directors and accepted by the Consultant. Notwithstanding anything contained in this Agreement, the Consultant’s engagement as a member of the Board of Directors shall continue pursuant to the amended and restated board of directors agreement dated April 24, 2024 entered into between the Company and the Consultant.

2.	Position and Duties.

a)       Title. The Company hereby agrees to engage the Consultant to serve as Chief Executive Officer of the Company.

b)       Duties. Consultant shall report to the Board of directors of the Company. Consultant shall perform all duties and have all powers incident to the office he holds. Consultant shall have overall responsibility for the Company’s operations, including accurate accounting and financial reporting, payment of the Company’s obligations, management, analysis, and negotiation, of agreements, and management of subordinates working in the Company. Consultant shall also be required to certify to the United States Securities & Exchange Commission (“SEC”) that the Company’s filings with the SEC fairly present in all material respects the Company’s condition, as required. During the Term, the Consultant shall be engaged by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and all persons and entities directly or indirectly controlling, controlled by, or under common control with, the Company. Consultant shall perform such other duties and may exercise such other powers as may be assigned by the Board from time to time that are consistent with his title and status.

c)       Board Service. The Company may nominate Consultant to serve as a board member of Company affiliates or subsidiaries. Consultant agrees, for no additional compensation, to serve on such boards. Upon the end of the Term for any reason, Consultant shall resign from any such board positions Consultant holds with any Company subsidiary or affiliate.

d)       Policies. Throughout the Consultant’s engagement, the Consultant shall faithfully and industriously perform such duties. The Consultant will be required to comply with all Company policies as may exist and be in effect from time to time.

e)       Consultant Representations. The Consultant represents and warrants to the Company that he is under no obligation or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Consultant represents and warrants that he will not use or disclose, in connection with his engagement by the Company, any trade secrets or proprietary information or intellectual property in which any other person or entity has any right, title or interest and that his engagement by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person.

3.	Compensation and Benefits.

a)       Compensation. In consideration for his work under the terms of this Agreement, the Consultant shall be paid professional fees in the gross amount of $25,000 (Twenty-five Thousand Dollars) per month (“Compensation”). Consultant’s Compensation shall be paid in equal semi- monthly installments. The Company and the Consultant hereby acknowledge that the payment of Compensation begin as of the Effective Date and shall end on the Termination Date, as provided in section 5

b)       Stock Grants. On the Signing Date, the Company shall grant Consultant 100,000 (One Hundred Thousand) shares of common stock of the Company pursuant to the Company’s 2020 Stock and Incentive Compensation Plan as amended from time to time (the “Incentive Plan”). The issuance of such shares of common stock is subject to the Consultant’s approval.

c)       Clawback Rules. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, including any annual incentive bonus and the Option, paid to the Consultant under this Agreement, the Incentive Plan, or any other agreement or arrangement with the Company, which is subject to recovery under any law, government rule or regulation, or stock exchange listing requirement (“Clawback Rules”), will be subject to such deductions and clawback as may be required to be made pursuant to such Clawback Rules or any policy adopted by the Company pursuant to any such Clawback Rules. The Company shall decide, in its sole and absolute discretion, what policies it must adopt in order to comply with such

d)       Taxes-Withholdings. All compensation paid or provided under this Agreement shall be subject to such deductions and withholdings for taxes and such other amounts as are required by law or determined and elected by the Consultant, who is solely responsible their payment and remittance as a Form-1099 independent contractor.

4.       Business Expenses. The Company will reimburse or advance all reasonable business expenses that Consultant incurs in connection with the performance of his duties under this Agreement, including travel expenses, in accordance with the Company’s policies as established from time to time.

5.       Termination of Engagement. The Consultant’s engagement hereunder may be terminated by either the Company or the Consultant at any time and for any reason. On termination of the Consultant’s engagement, the Consultant shall be entitled to all compensation as described in this Section 5 and shall have no further rights to any further compensation or any other benefits from the Company or any of its affiliates

a)       Release. The Consultant will execute of and deliver to the Company a non-revocable release (as drafted by the Company at the time of Consultant’s termination of engagement) which will include an unconditional release of all rights to any claims, charges, complaints, grievances, arising from or relating to Consultant’s engagement or its termination plus any other potential claims, known or unknown to Consultant, against the Company, its affiliates or assigns, or any of their officers, directors, employees and agents, through to the date of Consultant’s termination from engagement (the “Release”). The Release shall not be mutual but may contain mutual confidentiality and non-disparagement provisions and requirements that certain features of this Agreement remain in effect. The Release shall not require Consultant to waive or release any rights to vested or earned compensation of any kind or to waive any rights as a shareholder, option holder, unitholder, or as a participant in the Company’s Incentive Plan.

b)       Notice of Termination. Any termination of the Consultant engagement hereunder by the Company or by Consultant during the Term (other than termination on account of Consultant death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto. The Notice of Termination shall specify:

(i) The termination provision of this Agreement relied upon;

(ii) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Consultant’s engagement under the provision so indicated; and

(iii) The applicable Termination Date.

c)     Termination Date. The Consultant’s “Termination Date” shall be the earliest of:

(i) January 31, 2025, unless extended by the Company and the Consultant through written mutual consent;

(ii) If Consultant’s engagement hereunder terminates on account of Consultant’s death, the date of the Consultant’s death;

(iii) If the Company terminates Consultant’s engagement, hereunder for any reason, the date the Notice of Termination is delivered to the Consultant;

(iv) If Consultant’s terminates his engagement, the date specified in the Consultant’s Notice of Termination.

d)    Termination not for Cause:

If the Consultant’s engagement is terminated by the Company not for Cause, the Consultant shall be entitled to receive a sum of $25,000 per month adjusted pro rata from the Termination Date until January 31, 2025.

Cause. For purposes of this Agreement, but not for purposes of the Incentive Plan, “Cause” shall mean the Consultant

(i) intentionally or negligently fails to perform his duties under this Agreement;

(ii) refuses to comply with a lawful order of the Board or committees thereof;

(iii) materially breaches a material term of this Agreement;

(iv) willfully and materially violates a written Company policy;

(v) is indicted for, convicted of, or pleads guilty or no contest to, a felony or crime involving moral turpitude;

(vi) engages in conduct that constitutes gross negligence or willful misconduct in carrying out his duties;

(vii) materially violates a federal or state law that the Board reasonably determines has had, or is reasonably likely to have, a material detrimental effect on the Company’s reputation or business; or

(viii) commits an act of fraud or dishonesty in the performance of his job duties;

6.	Confidentiality.

a)       Confidential Information. The Consultant acknowledges that the Consultant will occupy a position of trust and confidence. The Company, from time to time, may disclose to the Consultant, and the Consultant will require access to and may generate confidential and proprietary information (no matter how created or stored) concerning the business practices, products, services, and operations of the Company which is not known to its competitors or within its industry generally and which is of great competitive value to it, including, but not limited to: (i) Trade Secrets (as defined herein), inventions, mask works, ideas, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, software, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding research, development, products, marketing plans, market research and forecasts, bids, proposals, quotes, business plans, budgets, financial information and projections, overhead costs, profit margins, pricing policies and practices, accounts, processes, planned collaborations or alliances, licenses, suppliers and customers; (iii) operational information including deployment plans, means and methods of performing services, operational needs information, and operational policies and practices; and (iv) any information obtained by the Company from any third party that the Company treats or agrees to treat as confidential or proprietary information of the third party (collectively, “Confidential Information”). The Consultant acknowledges and agrees that Confidential Information includes Confidential Information disclosed to the Consultant prior to entering into this Agreement.

b)       Trade Secrets. “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.

c)       Restrictions On Use and Disclosure of Confidential Information. The Consultant agrees during his engagement and after his engagement ends, the Consultant will hold the Confidential Information in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out the Consultant’s responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company. Nothing in this Agreement shall be deemed to prohibit the Consultant from disclosing any concerns about suspected unlawful conduct to any proper government authority subject to proper jurisdiction. This provision shall survive the termination of the Consultant’s engagement for so long as the Company maintains the secrecy of the Confidential Information and the Confidential Information has competitive value; and to the extent such information is otherwise protected by statute for a longer period, for example and not by way of limitation, the Defend Trade Secrets Act of 2016 (“DTSA”), then until such information ceases to have statutory protection.

d)       Defend Trade Secrets Act. Misappropriation of a Trade Secret of the Company in breach of this Agreement may subject the Consultant to liability under the DTSA, entitle the Company to injunctive relief, and require the Consultant to pay compensatory damages, double damages, and attorneys’ fees to the Company. Notwithstanding any other provision of this Agreement, Consultant hereby is notified in accordance with the DTSA that Consultant will not be held criminally or civilly liable under a federal or state law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Consultant may disclose the trade secret to the Consultant’s attorney and use the trade secret information in the court proceeding, provided that the Consultant ust file any document containing the trade secret under seal, and must not disclose the trade secret, except pursuant to court order.

7.	Inventions and Proprietary Information.

a)	Definitions.

(i) “Intellectual Property Rights” means all rights in and to United States and foreign (A) patents, patent disclosures, and inventions (whether patentable or not), (B) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (C) copyrights and works of authorship (whether copyrightable or not), including computer programs, mask works, and rights in data and databases, (D) trade secrets, know-how, and other confidential information, (E) all other intellectual property rights, in each case whether registered or unregistered, and including all rights of priority in and all rights to apply to register for such rights, all registrations and applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world, (F) any and all royalties, fees, income, payments, and other proceeds with respect to any and all of the foregoing, and (G) any and all claims and causes of action with respect to any of the foregoing, including all rights to recover for infringement, misappropriation, or dilution of the foregoing, and all rights corresponding thereto throughout the world.

(ii) “Work Product” means, without limitation, any and all ideas, concepts, information, materials, processes, methods, data, programs, know-how, technology, improvements, discoveries, developments, works of authorship, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights that presently exist or may come to exist in the future in any of the items listed above.

b)	Work Product.

(i)  All right, title, and interest in and to all Work Product as well as any and all Intellectual Property Rights therein and all improvements thereto shall be the sole and exclusive property of the Company.

(ii) The Company shall have the unrestricted right (but not any obligation), in its sole and absolute discretion, to (A) use, commercialize, or otherwise exploit any Work Product or (B) file an application for patent, copyright registration, or registration of any other Intellectual Property Rights, and prosecute or abandon such application prior to issuance or registration. No royalty or other consideration shall be due or owing to the Consultant now or in the future as a result of such activities.

(iii) The Work Product is and shall at all times remain the Confidential Information of the Company.

c)	Work Made for Hire; Assignment; Limitations.

(i) The Consultant acknowledges that all Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Consultant hereby irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, the Consultant’s entire right, title, and interest, in and to all Work Product and Intellectual Property Rights therein, including without limitation the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s right, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than the Company would have had in the absence of this Agreement.

(ii) To the extent that the Consultant has not separately assigned any Prior Inventions, the Consultant hereby irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, the Consultant’s entire right, title, and interest in and to all Prior Inventions, including without limitation the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s right, title, or interest in any Prior Inventions so as to be less in any respect than the Company would have had in the absence of this Agreement.

(iii) The Company expressly acknowledges that Consultant retains sole and exclusive ownership of any internet domain names that Consultant owned prior to the Effective Date and that the Company has no ownership of such internet domain names.

8.       Survival of Provisions. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

9.       Return of Property/Post-Engagement Representations. On the date of the Consultant’s termination of engagement with the Company for any reason (or at any time prior thereto at the Company’s request), the Consultant shall return all property and documents belonging to the Company and not retain any copies, including, but not limited to, any keys, access cards, badges, laptops, computers, cell phones, wireless electronic mail devices, USB drives, other equipment, documents, reports, files, and other property provided by or belonging to the Company. Consultant shall provide all usernames and passwords to all electronic devices, documents, and accounts, including any social media accounts Consultant used in connection with his duties. Upon request, the Consultant shall return all Company-related documents and data on personal devices and delete such documents and data upon the request of the Company. The Consultant shall give written acknowledgment of the return and/or deletion of Company-related documents and data upon request of the Company. On and after the Termination Date, Consultant e shall no longer represent to anyone that he remains engaged by the Company and shall take affirmative action to amend any statements to the contrary on any social media sites, including but not limited to Linked-in and Facebook.

10.       Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered by email with return receipt requested, upon the obtaining of a valid return receipt from the recipient, by hand, or mailed by nationally recognized overnight delivery service, addressed to the Parties’ addresses specified below or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

To the Company: Kaival Brands Innovations Group, Inc. Attn: David Worner, Director 4460 Old Dixie Highway Grant-Valkaria, Florida 32949 Email:	To the Consultant: Mr. Mark Thoenes [ ] Email: [ ]

With a copy that will not constitute notice to: Jeffrey Wofford, Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st floor, New York, New York, 10036

11.       RESERVED

12.       Assignment. The Consultant may not assign any part of the Consultant’s rights or obligations under this Agreement. The Consultant agrees and hereby consents that the Company may assign this Agreement to a third party that acquires or succeeds to the Company’s business, that the provisions hereof are enforceable against the Consultant by such assignee or successor in interest, and that this Agreement shall become an obligation of, inure to the benefit of, and be assigned to, any legal successor or successors to the Company.

13.       Headings. Titles or captions of sections or paragraphs contained in this Agreement are intended solely for the convenience of reference, and shall not serve to define, limit, extend, modify, or describe the scope of this Agreement or the meaning of any provision hereof. The language used in this Agreement is deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person.

14.       Severability. The provisions of this Agreement are severable. The unenforceability or invalidity of any provision or portion of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the full extent permitted by applicable law.

15.       Waiver; Modification. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and a duly authorized officer of the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.       Recitals; Entire Agreement. The Recitals are hereby incorporated into this Agreement. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between the Consultant and the Company with respect to the subject matter hereof. No agreements, inducements, or representations, oral or otherwise, express, or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

17.       Counterparts. This Agreement may be executed in counterparts, and each executed counterpart shall have the efficacy of a signed original and may be transmitted by facsimile or email. Each copy, facsimile copy, or emailed copy of any such signed counterpart may be used in lieu of the original for any purpose.

IN WITNESS WHEREOF, the Parties hereto have executed this Independent Contractor Agreement effective as of the date first written above.

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By:
David Worner
Director

CONSULTANT

Mark Thoenes